Exhibit 4.5

FOURTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

This Fourth Amended and Restated Registration Rights Agreement (this “Agreement”) is entered into as of October 21, 2013, by and among Genocea Biosciences, Inc., a Delaware corporation (the “Corporation”), and the persons and entities listed on Exhibit A hereto (the “Investors”).

WHEREAS, the Corporation and the Investors are parties to that certain Third Amended and Restated Registration Rights Agreement dated as of September 28, 2012 (the “Prior Agreement”).

WHEREAS, the Corporation and the Investors desire to amend and restate the Prior Agreement on the terms set forth herein in order to grant to the Investors the registration rights set forth herein.

WHEREAS, in accordance with Section 22(b) of the Prior Agreement, this Agreement has been executed by the Corporation and the holders of at least sixty-six percent (66%) in voting power of the then outstanding Registrable Shares (as defined in the Prior Agreement).

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereby agree to amend and restate the Prior Agreement in its entirety as follows:

SECTION 1.                            Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(a)                                 The term “1934 Act” means the Securities Exchange Act of 1934, as amended.

(b)                                 The “Affiliate” of any Holder (or any transferee of any Holder) means (i) any general or limited partner, retired partner or affiliated fund of any Holder (or transferee) that is a partnership, (ii) any member or former member of any Holder that is a limited liability company, (iii) any family member or trust for the benefit of any Holder that is an individual, or (iv) any person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Holder or transferee, including, without limitation, any venture capital fund now or hereafter existing of which the Holder or transferee is a partner or member which is controlled by or under common control with one or more general partners of such Holder or transferee or shares the same management company with such Holder or transferee.

(c)                                  The term “Common Stock” means the Corporation’s Common Stock, $.001 par value per share.

(d)                                 The term “Disqualified Shares” means shares of Common Stock issued upon conversion of Preferred Stock (i) pursuant to ARTICLE FOURTH, Section 2(a) of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) within a sixty (60) day period prior to the closing of a transaction pursuant to which such shares would otherwise have been converted pursuant to ARTICLE FOURTH, Section 2(e)(vii) of the

Certificate of Incorporation; or (ii) pursuant to ARTICLE FOURTH, Section 2(e)(vii) of the Certificate of Incorporation.

(e)                                  The term “Holder” means any holder of Registrable Shares, which for the avoidance of doubt, shall include Lighthouse Capital VI, L.P. (“Lighthouse”) for purposes of Sections 3, 5, 7, 8, 9, 10, 12, 15, 16, 17, 18, 19, 20 and 22 of this Agreement from and after such time as Lighthouse has exercised its right to purchase shares of Series B Preferred Stock under that certain Preferred Stock Warrant dated October 25, 2011.

(f)                                   The term “Preferred Stock” shall mean the Series C Preferred Stock, Series B Preferred Stock, Series A Convertible Preferred Stock and the Seed Preferred Stock.

(g)                                  The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of effectiveness of such registration statement.

(h)                                 The term “Registrable Shares” means (1) the Common Stock issuable upon conversion of the Preferred Stock held by an Investor, (2) any Common Stock purchased by an Investor (or its permitted transferees) pursuant to Section 3 of the Investor Rights Agreement of even date herewith by and among the Corporation and the Investors (or Common Stock issuable with respect to other securities so purchased), (3) solely for purposes of Sections 3, 5, 7, 8, 9, 10, 12, 15, 16, 17, 18, 19, 20 and 22, the Common Stock issuable upon conversion of (A) the Preferred Stock held by Lighthouse Capital Partners VI, L. P. (or its permitted transferees) and (B) the Preferred Stock held by Ares Capital Corporation (or its permitted transferees) and (4) any Common Stock of the Corporation issued as a dividend or other distribution with respect to, or in exchange or in replacement of, such Preferred Stock or Common Stock.  Notwithstanding the foregoing, Disqualified Shares shall not be included in the definition of Registrable Shares. As to any particular Registrable Shares, such shares shall cease to be Registrable Shares when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) all securities of the Corporation held by the Holder thereof may be distributed without volume limitation or other restrictions on transfer under Rule 144 (including without application of paragraphs (c), (e) (f) and (h) of Rule 144) or (iii) such securities shall have ceased to be outstanding.

In addition, for purposes of all calculations and notices under this Agreement, and all other provisions of this Agreement where the context permits, a holder of Preferred Stock shall be deemed the Holder of the Registrable Shares issuable upon conversion thereof, and such Preferred Stock shall be deemed outstanding Registrable Shares hereunder.  Notwithstanding the foregoing, nothing in this Agreement shall require the Corporation actually to register any shares of Preferred Stock.

(i)                                     The term “Rule 144” means Rule 144 promulgated under the Securities Act.

(j)                                    The term “SEC” means the Securities and Exchange Commission.

(k)                                 The term “Securities Act” means the Securities Act of 1933, as amended.

(l)                                     The term “Seed Preferred Stock” shall mean the Corporation’s Seed Convertible Preferred Stock, par value $.001 per share.

(m)                             The term “Series A Preferred Stock” shall mean the Corporation’s Series A Convertible Preferred Stock, par value $.001 per share.

(n)                                 The term “Series B Preferred Stock” shall mean the Corporation’s Series B Convertible Preferred Stock, par value $.001 per share.

(o)                                 The term “Series C Preferred Stock” shall mean the Corporation’s Series C Convertible Preferred Stock, par value $.001 per Share.

SECTION 2.                            Request for Registration.  If at any time after the earlier to occur of (i) the third anniversary of the date of the Prior Agreement and (ii) the date 180 days after the closing of the first public offering of the Corporation’s securities, the Corporation shall receive a written request (specifying that it is being made pursuant to this Section 2) that the Corporation file a registration statement under the Securities Act, or a similar document pursuant to any other statute then in effect corresponding to the Securities Act, such request received from one or more Holders that hold, in the aggregate, more than 50% of the then outstanding shares of Registrable Shares, requesting a registration with a reasonably anticipated aggregate price to the public of at least $5,000,000, then the Corporation shall promptly notify all other Holders of such request and shall use its best efforts to cause all Registrable Shares that Holders have requested be registered to be registered under the Securities Act on Form S-1 or any other available form the use of which is approved by the Holders of a majority of the Registrable Shares that are to be included in such registration.

Notwithstanding the foregoing, (A) the Corporation shall not be obligated to effect a registration pursuant to this Section 2 during the period starting with the date ninety (90) days prior to the Corporation’s estimated date of filing of, and ending on a date one hundred eighty (180) days following the effective date of, a registration statement pertaining to an underwritten public offering of securities for the account of the Corporation, provided that the Corporation notifies the initiating Holders in writing of such registration and underwriting within thirty (30) days following their request and is actively employing in good faith its best efforts to cause such registration statement to become effective and that the Corporation’s estimate of the date of filing such registration statement is made in good faith; (B) the Corporation shall not be obligated to effect more than two registrations at the request of the Holders of Preferred Stock pursuant to this Section 2, provided, that a registration will not be counted as “effected” for purposes of this Section 2 until such time as the applicable registration statement has been declared effective by the SEC, unless the Holders initiating such registration withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one registration statement pursuant to this Section 2, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Corporation from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then such withdrawn registration statement shall not be counted as “effected” for purposes of this Section 2; and (C) if the Corporation shall furnish to the Holders a certificate signed by the President of the Corporation stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Corporation or its stockholders for a registration statement to be filed in the near future, then the Corporation’s obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed ninety (90) days; provided, however, that the Corporation shall not be permitted to so defer its obligation more than once in any twelve (12) month period.

SECTION 3.                            Corporation Registration.  If at any time the Corporation proposes to register any of its Common Stock under the Securities Act in connection with the public offering of such securities for its own account or for the accounts of stockholders other than Holders, solely for cash on a form that would also permit the registration of the Registrable Shares, the Corporation shall, each such time, promptly give each Holder written notice of such determination.  Upon the written request of any Holder given within twenty (20) days after giving of any such notice by the Corporation, the Corporation shall, subject to the limitations set forth in Section 8, use its best efforts to cause to be registered under the Securities Act all of the Registrable Shares that each such Holder has requested be registered; provided, that the Corporation shall have the right to postpone or withdraw any registration statement relating to an offering in which the Holders are eligible to participate under this Section 3 without any liability or obligation to the Holders under this Section 3.

SECTION 4.                            Obligations of the Corporation.  Whenever required under Section 2, Section 3 or Section 11 to use its best efforts to effect the registration of any Registrable Shares, the Corporation shall, as expeditiously as reasonably possible:

(a)                                 Prepare and file with the SEC a registration statement with respect to such Registrable Shares and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Shares registered thereunder, keep such registration statement effective for a period of up to one hundred eighty (180) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such 180-day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Corporation; and (ii) in the case of any registration of Registrable Shares on Form S-3 which are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such 180-day period shall be extended for up to ninety (90) days, if necessary, to keep the registration statement effective until all such Registrable Shares are sold.

(b)                                 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)                                  Furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of such Registrable Shares owned by them.

(d)                                 Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably appropriate for the distribution of the securities covered by the registration statement, provided that the Corporation shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, and further provided that (anything in this Agreement to the contrary notwithstanding with respect to the bearing of expenses) if any jurisdiction in which the securities shall be qualified shall require that expenses incurred in connection with the qualification of the securities in that jurisdiction be borne by selling stockholders, then such expenses shall be payable by selling stockholders pro rata, to the extent required by such jurisdiction.

(e)                                  Provide a transfer agent for the Common Stock no later than the effective date of the first registration of any Registrable Shares.

(f)                                   Otherwise use its best efforts to comply with all applicable rules and regulations of the SEC.

(g)                                  Use its best efforts either (i) to cause all such Registrable Shares to be listed on a national securities exchange (if such securities are not already so listed) and on each additional national securities exchange on which similar securities issued by the Corporation are then listed, if the listing of such securities is then permitted under the rules of such exchange, or (ii) to secure designation of all such Registrable Shares as a Nasdaq “national market system security” within the meaning of Rule 11Aa2-1 of the SEC or, failing that, to secure listing on Nasdaq for such Registrable Shares and, without limiting the generality of the foregoing, to arrange for at least two (2) market makers to register as such with respect to Registrable Shares with the Financial Industry Regulatory Authority.

(h)                                 Enter into such customary agreements (including an underwriting agreement in customary form) and take such other actions as the selling Holders of Registrable Shares shall reasonably request in order to expedite or facilitate the disposition of such Registrable Shares.

(i)                                     Make available for inspection by any selling Holder of Registrable Shares, by any underwriter participating in any disposition to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such selling Holder or any such underwriter, all pertinent financial and other records and pertinent corporate documents and properties of the Corporation, and cause all of the Corporation’s officers, directors and employees to supply all information reasonably requested by any such selling Holder, underwriter, attorney, accountant or agent in connection with such registration statement.

(j)                                    Use reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of such registration statement or of any order preventing or suspending the use of any preliminary prospectus and, if any such order is issued, to obtain the lifting thereof at the earliest reasonable time.

(k)                                 Make such representations and warranties to the selling Holders of Registrable Shares and the underwriters as are customarily made by issuers to selling stockholders and underwriters, as the case may be, in primary underwritten public offerings.

SECTION 5.                            Furnish Information.  It shall be a condition precedent to the obligations of the Corporation to take any action pursuant to this Agreement with respect to the registration of any Holder’s Registrable Shares that such Holder shall take such actions and furnish to the Corporation such information regarding itself, the Registrable Shares held by it, and the intended method of disposition of such securities, as the Corporation shall reasonably request and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement, including, without limitation (i) in connection with an underwritten offering, enter into an appropriate underwriting agreement containing terms and provisions then customary in agreements of that nature, (ii) enter into such custody agreements, powers of attorney and related documents at such time and on such terms and conditions as may then be customarily required in connection with such offering and (iii) distribute the Registrable Shares only in accordance with and in the manner of the distribution contemplated by the applicable registration statement and prospectus.  In addition, the Holders shall promptly notify the Corporation of any request by the Commission or any state securities commission or agency for additional information or for such registration statement or prospectus to be amended or supplemented.

SECTION 6.                            Expenses of Demand Registration.  All expenses incurred in connection with any registration pursuant to Section 2 or Section 11 (excluding underwriters’ discounts and commissions), including, without limitation, all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Corporation, and the reasonable fees and disbursement of one special counsel for the selling Holders collectively, shall be borne by the Corporation whether or not the registration statement to which such registration expenses relate becomes effective; provided, however, that the Corporation shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Shares to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Shares that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Shares agree to forfeit their right to one demand registration pursuant to Section 2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Corporation from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.

SECTION 7.                            Corporation Registration Expenses.  All expenses (excluding underwriters’ discounts and commissions) incurred in connection with any registration pursuant to Section 3, including, without limitation, any additional registration and qualification fees and any additional fees and disbursements of counsel to the Corporation that result from the inclusion of securities held by the selling Holders in such registration and the reasonable fees and disbursements, not to exceed $30,000, of one special counsel for the selling Holders collectively, shall be borne by the Corporation whether or not the registration statement to which such registration expenses relate becomes effective.

SECTION 8.                            Underwriting Requirements.

(a)                                 In connection with any offering under Section 3 involving an underwriting of shares being issued by the Corporation, the Corporation shall not be required to include any Holder’s Registrable Shares in such underwriting unless such Holder accepts the terms of the underwriting as agreed upon between the Corporation and the underwriters selected by it, and then only in such quantity as will not, in the reasonable opinion of the underwriters, jeopardize the success of the offering by the Corporation.  If the total amount of securities that all Holders request to be included in an underwritten offering under Section 3 exceeds the amount of securities that the underwriters reasonably believe compatible with the success of the offering, the Corporation may exclude some or all of the Registrable Shares from such registration and underwriting, provided, however, that the Registrable Shares shall not be reduced below 30% of the total amount of securities offered in the registration unless the registration is for the initial public offering of Corporation securities.  The number of Registrable Shares of the Holders to be included in such underwriting and registration shall not be reduced unless all other securities (excluding those of the Corporation) are first entirely excluded from the underwriting and registration; provided, however, that the Holders of sixty-six percent (66%) of all Registrable Shares may consent to a reduction in the number of Registrable Shares to be included in the underwriting and registration.  If there is a reduction of the number of Registrable Shares pursuant to this Section 8(a), such reduction shall be made in accordance with Section 12 hereto.

(b)                                 With respect to any underwriting of shares to be registered under Section 2 or Section 11, the selling Holders who initiate the request for registration shall have the right to designate the managing underwriter or underwriters, subject to the consent of the Corporation which shall not be unreasonably withheld or delayed.  In connection with any underwritings of shares to be registered under Section 3, the Corporation shall have the right to designate the managing underwriter or underwriters.

SECTION 9.                            Delay of Registration.  No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

SECTION 10.                     Indemnification.  In the event any Registrable Shares are included in a registration statement under this Agreement:

(a)                                 To the extent permitted by law, the Corporation will indemnify and hold harmless each Holder requesting or joining in a registration, the partners, members, officers, directors and stockholders of such Holder, legal counsel and accountants for such Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the 1934 Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based on (i) any untrue or alleged untrue statement of any material fact contained in such registration statement, including, without limitation, any prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation by the Corporation of any rule or regulation promulgated under the Securities Act applicable to the Corporation and relating to action or inaction required of the Corporation in connection with any such registration; and will promptly reimburse each such Holder, underwriter, controlling person or other aforementioned person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action, provided, however, that the indemnity agreement contained in this Section 10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Corporation (which consent shall not be unreasonably withheld or delayed) nor shall the Corporation be liable to any such Holder, underwriter, controlling person or other aforementioned person in any such case for any such loss, claim, damage, liability or action to the extent that it (A) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in connection with such registration statement, preliminary prospectus, final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished to the Corporation expressly for use in connection with such registration by or on behalf of such Holder, underwriter, controlling person or other aforementioned person or (B) is caused by such Holder’s disposition of Registrable Shares during any period during which such Holder is obligated to discontinue any disposition of Registrable Shares under Section 20.

(b)                                 To the extent permitted by law, each Holder requesting or joining in a registration, severally and not jointly, will indemnify and hold harmless the Corporation, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Corporation within the meaning of the Securities Act, legal counsel and accountants for the Corporation and any underwriter (within the meaning of the Securities Act) for the Corporation against any losses, claims, damages or liabilities to which the Corporation or any such director, officer, controlling person, legal counsel, accountant or underwriter may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in such registration statement, including any prospectus or final prospectus contained therein or any amendments or supplements thereto or (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information relating to and furnished to the Corporation by such Holder expressly for use in connection with such registration; and will promptly reimburse the Corporation or any such director, officer, controlling person, legal counsel, accountant or underwriter for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld or delayed) and provided further that no Holder shall have any liability under this Section 10(b) in excess of the net proceeds actually received by such Holder in the relevant public offering, when aggregated with any amounts contributed by a Holder under Section 10(d).

(c)                                  Promptly after receipt by an indemnified party under this Section 10 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 10, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties.  The failure to notify an indemnifying party promptly of the commencement of any such action, if prejudicial to his ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 10 to the extent the indemnifying party is prejudiced by a delay of such notification, but the omission so to notify the indemnifying party will not relieve him of any liability that he may have to any indemnified party otherwise than under this Section 10.

(d)                                 If the indemnification provided for in this Section 10 is required by its terms but is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party under Section 10(a) or Section 10(b) in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of any losses, claims, damages, liabilities or expenses referred to herein in such proportion as is appropriate to reflect the relative fault of the Corporation and the selling Holders in connection with the statements or omissions described in such Section 10(a) or Section 10(b) which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations.  The relative fault of the Corporation and the selling Holders shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Corporation or the selling Holders and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in this Section 10, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.  The provisions set forth in Section 10(c) with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 10(d); provided, however, that no additional notice shall be required with respect to any action for which notice has been given under subsection Section 10(c) for purposes of indemnification.  The Corporation and the selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 10 were determined solely by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph.  Notwithstanding the provisions of this Section 10(d), no Holder shall be required to contribute an amount in excess of the net proceeds actually received by such Holder in the relevant public offering, when aggregated with any amounts contributed by a Holder under Section 10(b).  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

SECTION 11.                     Registrations on Form S-3.

(a)                                 If (i) the Corporation shall receive a written request (specifying that it is being made pursuant to this Section 11) from one or more Holders that the Corporation file a registration statement on Form S-3 (or any successor form to Form S-3 regardless of its designation) for a public offering of Registrable Shares the reasonably anticipated aggregate price to the public of which would equal or exceed $3,000,000, and (ii) the Corporation is a registrant entitled to use Form S-3 (or any successor form to Form S-3) to register such shares, then the Corporation shall promptly notify all other Holders of such request and shall use its best efforts to cause all Registrable Shares that Holders have requested be registered to be registered on Form S-3 (or any successor form to Form S-3).

(b)                                 Notwithstanding the foregoing, (i) the Corporation shall not be obligated to effect a registration pursuant to this Section 11 during the period starting with the date ninety (90) days prior to the Corporation’s estimated date of filing of, and ending on a date one hundred eighty (180) days following the effective date of, a registration statement pertaining to an underwritten public offering of securities for the account of the Corporation, provided that the Corporation notifies the initiating Holders in writing of such registration and underwriting within thirty (30) days following their request and is actively employing in good faith its best efforts to cause such registration statement to become effective and that the Corporation’s estimate of the date of filing such registration statement is made in good faith; (ii) the Corporation shall not be obligated to effect more than two registrations pursuant to this Section 11 in any twelve (12) month period; and (iii) if the Corporation shall furnish to the Holders a certificate signed by the President of the Corporation stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Corporation or its stockholders for a registration statement to be filed in the near future, then the Corporation’s obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed ninety (90) days; provided, however, that the Corporation shall not be permitted to so defer its obligation more than once in any twelve (12) month period.

(c)                                  The Holders’ rights to registration under this Section 11 are in addition to, and not in lieu of, their rights to registration under Section 2 and Section 3 of this Agreement.

SECTION 12.                     Priority.  With respect to any registration pursuant to Section 2, Section 3 or Section 11, the Corporation may include in such registration any Registrable Shares; provided, however, that if the managing underwriter advises the Corporation that marketing factors require a limitation on the number of shares to be underwritten, then the number of Registrable Shares, proposed to be included in such registration shall be included in the following order:

(a)                                 first, Registrable Shares issuable upon conversion of Series C Preferred Stock requested to be included in such registration (or, if necessary, each Holder’s pro rata share of such Registrable Shares based upon the total amount of such Registrable Shares requested to be registered);  and

(b)                                 second, all other Registrable Shares (or, if necessary, each Holder’s pro rata share of such Registrable Shares based upon the total amount of such Registrable Shares requested to be registered).

SECTION 13.       Limitation on Corporation Offerings.  The Corporation shall not register securities for sale for its own account (or, except as permitted by Section 15, any securities other than Registrable Shares) in any registration requested pursuant to Section 2 or Section 11 unless permitted to do so by the written consent of the Holders of sixty-six percent (66%) of the Registrable Shares as to which registration has been requested and unless the inclusion of securities for the account of the Corporation would not require a reduction in the number of Registrable Shares to be included in such registration, as determined by the managing underwriter.

SECTION 14.       Reports Under Securities Exchange Act of 1934.  With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Corporation to the public without registration, the Corporation agrees to use its best efforts to:

(a)           make and keep public information available, as those terms are understood and defined in Rule 144, at all times subsequent to ninety (90) days after the effective date of the first registration statement covering an underwritten public offering filed by the Corporation;

(b)           file with the SEC in a timely manner all reports and other documents, if any, required of the Corporation under the Securities Act and the 1934 Act; and

(c)           furnish to any Holder forthwith upon request a written statement by the Corporation that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of said first registration statement filed by the Corporation), and of the Securities Act and the 1934 Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Corporation, and such other reports and documents so filed by the Corporation as may be reasonably requested in availing any such Holder to take advantage of any rule or regulation of the SEC permitting the selling of any such securities without registration.

SECTION 15.       Limitations in Connection with Future Grants of Registration Rights.  Without the prior written consent of the Holders of at least sixty-six percent (66%) in voting power of all the outstanding Registrable Shares held by Investors, the Corporation shall not grant rights to any person or entity: (i) to cause the Corporation to register any of such person’s or entity’s securities of the Corporation; (ii) to include such person’s or entity’s securities of the Corporation in any registration statement filed under Section 2 or Section 11 hereof; (iii) to include such person’s or entity’s securities of the Corporation in any registration statement described in Section 3 hereof, unless, in the case of each of (i), (ii) and (iii), under the terms of such agreement, such person or entity may include such securities in any such registration only to the extent that the inclusion of his or its securities will not reduce the amount of Registrable Shares of the Holders which is included in such registration; or (iv) otherwise to cause the registration of such person’s or entity’s securities of the Corporation in any manner which are superior to or pari passu with the registration rights granted herein to the Holders.

SECTION 16.       Transfer of Registration Rights.  The registration rights and obligations of any Holder (and of any transferee of any Holder, or its transferees, of the rights under this Agreement in accordance with this Section 16) under this Agreement with respect to any

Registrable Shares may be transferred to any transferee who acquires at least 500,000 shares of Preferred Stock and Registrable Shares held by such Holder; provided, however, that the transfer of registration rights to any Affiliate of any Holder will not be subject to such requirement as to minimum shareholding; provided, further, that (a) such rights and obligations may not be transferred to any entity whose primary line of business is directly competitive with the primary line of business of the Corporation, as determined in good faith by the Board of Directors, (b) the Corporation shall be given written notice by the Holder at the time of any permitted transfer stating the name and address of the transferee and identifying the securities with respect to which the rights and obligations under this Agreement are being assigned and (c) the transferee shall execute an agreement to be bound by the terms of this Agreement.

SECTION 17:       Restrictions on Transfer.

(a)             The Preferred Stock and the Registrable Shares (collectively, “Restricted Securities”) shall not be sold, pledged, or otherwise transferred, and the Corporation shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act.  A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Shares held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b)             Each certificate or instrument representing (i) the Preferred Stock, (ii) the Registrable Shares, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 17(c)) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

The Holders consent to the Corporation making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 17.

(c)             The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 17.  Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Corporation of such Holder’s intention to effect such sale, pledge, or transfer.  Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Corporation, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Corporation, addressed to the Corporation, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Corporation to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Corporation.  The Corporation will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder; provided that each transferee agrees in writing to be subject to the terms of this Section 17.  Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 17(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Corporation, such legend is not required in order to establish compliance with any provisions of the Securities Act.

SECTION 18.       Mergers, Etc.  The Corporation shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which the Corporation shall not be the surviving corporation unless the proposed surviving corporation shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of the Corporation under this Agreement, and for that purpose references hereunder to “Registrable Shares” shall be deemed to be references to the securities which the Holders would be entitled to receive in exchange for Registrable Shares under any such merger, consolidation or reorganization; provided, however, that the provisions of this Agreement shall not apply in the event of any merger, consolidation or reorganization in which the Corporation is not the surviving corporation if the Holders of Registrable Shares are entitled to receive in exchange therefor (i) cash, or (ii) securities of the acquiring corporation which may be immediately sold to the public without registration under the Securities Act.

SECTION 19.       Stand-Off Agreement.  In connection with the initial public offering of the Corporation’s securities pursuant to a registration statement under the Securities Act, each Holder, if requested by the Corporation and the managing underwriter of such offering by the Corporation, shall agree, by executing and delivering such form of agreement as the Corporation and such underwriter shall reasonably request, not to sell publicly or otherwise transfer or dispose of any Registrable Shares, Disqualified Shares, or other securities of the Corporation held by such Holder prior to the effective date of such registration statement for a specified period of time immediately following the effective date of such registration statement, such period of time not to exceed one hundred eighty (180) days; provided that:

(a)           to the extent that the rules of the Financial Industry Regulatory Authority, Inc. relating to such extensions (or any successor rules thereto) remain in effect, such one-hundred eighty (180) day period may be extended on one (1) occasion by the managing underwriter to the extent necessary to prevent the managing underwriter(s) from violating FINRA Rule 2711(f)(4) or any successor provisions or amendments thereto; and

(b)           such agreement shall not apply to resales of the Corporation’s securities purchased by a Holder in a public market, and

(c)           all persons who hold shares of Common Stock, or securities convertible into or exchangeable or exercisable for shares of Common Stock, which in aggregate represent one percent (1%) or more of the shares of Common Stock then outstanding (which 1% shall include all securities convertible into or exchangeable or exercisable for shares of Common Stock, on an as converted, exchanged or exercised basis) (any such person, a “1% Stockholder”), and all officers and directors of the Corporation, enter into similar agreements.

Any discretionary waiver or termination of the restrictions of such agreements (including this Agreement) by the Corporation or the managing underwriter (other than discretionary waivers or releases up to an amount of fifty thousand dollars ($50,000) due to financial hardship) shall apply to all persons subject to such agreements on a pro rata basis, based upon the number of Shares held by such person subject to such agreements.  The stand-off agreement provided for by this Section 19 is in addition to any other similar agreement that may exist between any Restricted Stockholder and the Corporation.

SECTION 20.       Future Events.  The Corporation will notify each Holder participating in a registration of the occurrence of any of the following events of which the Corporation is actually aware, and when so notified, each Holder will immediately discontinue any disposition of Registrable Shares until notified by the Corporation that such event is no longer applicable:

(a)           the issuance by the Commission or any state securities commission or agency of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose (in which case the Corporation will make reasonable efforts to obtain the withdrawal of any such order or the cessation of any such proceedings); or

(b)           the existence of any fact which makes untrue any material statement made in the registration statement or prospectus or any document incorporated therein by reference or which requires the making of any changes in the registration statement or prospectus or any document incorporated therein by reference in order to make the statements therein not misleading (in which case the Corporation will make reasonable efforts to amend the applicable document to correct the deficiency).

SECTION 21.       Notices.  All notices, requests, consents and other communications hereunder (“Notices”) to any party shall be contained in a written instrument addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor listing all parties and shall be deemed given (a) when delivered in person or duly sent by fax showing confirmation of receipt, (b) three days after being duly sent by first class mail postage prepaid (other than in the case of Notices to or from any non-U.S. resident, which Notices must be sent in the manner specified in clause (a) or (c)), or (c) two days after being duly sent by recognized express international courier service:

if to the Corporation, to:

Genocea Biosciences, Inc.

Cambridge Discovery Park

100 Acorn Park Drive, 5th Floor

Cambridge, MA 02140

Fax: (617) 876-8192

with a copy to:

Marc Rubenstein

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

Fax: (617) 951-7050

if to the Investors, to their respective addresses set forth on signature pages to this Agreement.

SECTION 22.       Miscellaneous.

(a)           This Agreement states the entire agreement of the parties concerning the subject matter hereof, and supersedes all prior agreements, written or oral, between or among them concerning such subject matter.

(b)           This Agreement may be amended, and compliance with any provision of this Agreement may be omitted or waived, only by the written agreement of the Corporation and the Holders of at least sixty-six percent (66%) of all the Registrable Shares (voting on an as converted to Common Stock basis) then in voting power; provided, however, that no amendment or waiver may treat one Investor or group of Investors more adversely than any other Investor or group of Investors without the consent of such Investor or the consent of the Holders of a majority in voting power of the then outstanding Registrable Shares held by the Investor or group of Investors adversely affected by such amendment or waiver.

(c)           This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without regard to its principles of conflicts of laws.

(d)           This Agreement may be executed in any number of counterparts, each such counterpart shall be deemed to be an original instrument, and all such counterparts together shall constitute but one agreement.  Any such counterpart may contain one or more signature pages.  This Agreement may be executed by facsimile signature pages.

SECTION 23.       Aggregation of Stock.  All shares of Preferred Stock and Common Stock  of the Corporation held or acquired by Affiliates of a Holder shall be aggregated for the purpose of determining the availability of any rights under this Agreement.

 [ Signature Pages Follow ]

IN WITNESS WHEREOF, the parties have executed this Fourth Amended and Restated Registration Rights Agreement as a contract under seal as of the date first written above.

THE CORPORATION:

GENOCEA BIOSCIENCES, INC.

By:	/s/ William Clark
Name: William Clark
Title: Chief Executive Officer

[ Corporation Signature Page to Genocea Biosciences, Inc. Fourth Amended and Restated Registration Rights Agreement ]

By executing this page in the space provided as of the date first written above, the undersigned hereby agree (i) that each is an “Investor” as defined in the Fourth Amended and Restated Registration Rights Agreement dated as of the date first above written, by and among Genocea Biosciences, Inc. and the parties named therein (the “Fourth A&R Registration Rights Agreement”), (ii) that each is a party to the Registration Rights Agreement for all purposes and (iii) that each is bound by all terms and conditions of the Fourth A&R Registration Rights Agreement.

THE INVESTOR:

CVF, LLC

By:	/s/ Richard H. Robb
Name: Richard H. Robb
Title: Manager

[Exhibit A to the Genocea Biosciences, Inc. Fourth Amended and Restated Registration Rights Agreement ]

By executing this page in the space provided as of the date first written above, the undersigned hereby agree (i) that each is an “Investor” as defined in the Fourth Amended and Restated Registration Rights Agreement dated as of the date first above written, by and among Genocea Biosciences, Inc. and the parties named therein (the “Fourth A&R Registration Rights Agreement”), (ii) that each is a party to the Registration Rights Agreement for all purposes and (iii) that each is bound by all terms and conditions of the Fourth A&R Registration Rights Agreement.

THE INVESTOR:

BILL & MELINDA GATES FOUNDATION

By:	/s/ Julie Sunderland
Name: Julie Sunderland
Title: Director, Program-Related Investments

[ Investor Signature Page to the Genocea Biosciences, Inc. Second Amended and Restated Registration Rights Agreement ]

By executing this page in the space provided as of the date first written above, the undersigned hereby agree (i) that each is an “Investor” as defined in the Fourth Amended and Restated Registration Rights Agreement dated as of the date first above written, by and among Genocea Biosciences, Inc. and the parties named therein (the “Fourth A&R Registration Rights Agreement”), (ii) that each is a party to the Registration Rights Agreement for all purposes and (iii) that each is bound by all terms and conditions of the Fourth A&R Registration Rights Agreement.

THE INVESTOR:

JOHNSON & JOHNSON DEVELOPMENT CORPORATION

By:	/s/ K. Asish Xavier
Name: Asish K. Xavier
Title: VP, Venture Investments

[ Investor Signature Page to the Genocea Biosciences, Inc. Second Amended and Restated Registration Rights Agreement ]

By executing this page in the space provided as of the date first written above, the undersigned hereby agree (i) that each is an “Investor” as defined in the Fourth Amended and Restated Registration Rights Agreement dated as of the date first above written, by and among Genocea Biosciences, Inc. and the parties named therein (the “Fourth A&R Registration Rights Agreement”), (ii) that each is a party to the Registration Rights Agreement for all purposes and (iii) that each is bound by all terms and conditions of the Fourth A&R Registration Rights Agreement.

THE INVESTOR:

MP HEALTHCARE VENTURE MANAGEMENT, INC

By:	/s/ Jeffrey B. Moore
Name: Jeffrey B. Moore
Title: Vice President

[ Investor Signature Page to the Genocea Biosciences, Inc. Second Amended and Restated Registration Rights Agreement ]

By executing this page in the space provided as of the date first written above, the undersigned hereby agree (i) that each is an “Investor” as defined in the Fourth Amended and Restated Registration Rights Agreement dated as of the date first above written, by and among Genocea Biosciences, Inc. and the parties named therein (the “Fourth A&R Registration Rights Agreement”), (ii) that each is a party to the Registration Rights Agreement for all purposes and (iii) that each is bound by all terms and conditions of the Fourth A&R Registration Rights Agreement.

THE INVESTOR:

SKYLINE VENTURE PARTNERS V, L.P.
By: Skyline Venture Management V, LLC
Its: General Partner

By:	/s/ John G. Freund
Name: John G. Freund
Title: Managing Director

[ Investor Signature Page to the Genocea Biosciences, Inc. Second Amended and Restated Registration Rights Agreement ]

By executing this page in the space provided as of the date first written above, the undersigned hereby agree (i) that each is an “Investor” as defined in the Fourth Amended and Restated Registration Rights Agreement dated as of the date first above written, by and among Genocea Biosciences, Inc. and the parties named therein (the “Fourth A&R Registration Rights Agreement”), (ii) that each is a party to the Registration Rights Agreement for all purposes and (iii) that each is bound by all terms and conditions of the Fourth A&R Registration Rights Agreement.

THE INVESTOR:

S.R. ONE, LIMITED

By:	/s/ Brian Gallagher
Name: Brian Gallagher
Title: Vice President & Partner

[ Investor Signature Page to the Genocea Biosciences, Inc. Second Amended and Restated Registration Rights Agreement ]

By executing this page in the space provided as of the date first written above, the undersigned hereby agree (i) that each is an “Investor” as defined in the Fourth Amended and Restated Registration Rights Agreement dated as of the date first above written, by and among Genocea Biosciences, Inc. and the parties named therein (the “Fourth A&R Registration Rights Agreement”), (ii) that each is a party to the Registration Rights Agreement for all purposes and (iii) that each is bound by all terms and conditions of the Fourth A&R Registration Rights Agreement.

THE INVESTOR:

Auriga Ventures III FCPR
By: Auriga Partners SA, as Managing Company of Auriga Ventures III FCPR

By:	/s/ Jacques Chatain

	Name:	Jacques Chatain
	Title:	General Partner

[ Investor Signature Page to the Genocea Biosciences, Inc. Second Amended and Restated Registration Rights Agreement ]

By executing this page in the space provided as of the date first written above, the undersigned hereby agree (i) that each is an “Investor” as defined in the Fourth Amended and Restated Registration Rights Agreement dated as of the date first above written, by and among Genocea Biosciences, Inc. and the parties named therein (the “Fourth A&R Registration Rights Agreement”), (ii) that each is a party to the Registration Rights Agreement for all purposes and (iii) that each is bound by all terms and conditions of the Fourth A&R Registration Rights Agreement.

THE INVESTOR:

CYCAD GROUP, LLC
a California limited liability company

By:	K. Leonard Judson
	Name:	K. Leonard Judson
	Title:	Partner & Managing Director

[ Investor Signature Page to the Genocea Biosciences, Inc. Second Amended and Restated Registration Rights Agreement ]

By executing this page in the space provided as of the date first written above, the undersigned hereby agree (i) that each is an “Investor” as defined in the Fourth Amended and Restated Registration Rights Agreement dated as of the date first above written, by and among Genocea Biosciences, Inc. and the parties named therein (the “Fourth A&R Registration Rights Agreement”), (ii) that each is a party to the Registration Rights Agreement for all purposes and (iii) that each is bound by all terms and conditions of the Fourth A&R Registration Rights Agreement.

THE INVESTORS:

LUX VENTURES II, L.P.
By: Lux Venture Partners II, L.P., Its General Partner
By: Lux Venture Associates II, LLC, Its General Partner
By: Lux Capital Management, LLC, Its Sole Member

By:	/s/ Robert Paull
Name: Robert Paull
Title: Managing Director

LUX VENTURES II SIDECAR, L.P.
By: Lux Venture Partners II, L.P., Its General Partner
By: Lux Venture Associates II, LLC, Its General Partner
By: Lux Capital Management, LLC, Its Sole Member

By:	/s/ Robert Paull
Name: Robert Paull
Title: Managing Director

LUX VENTURES II SIDECAR II LLC
By: Lux Venture Partners II, L.P., Its Manager
By: Lux Venture Associates II, LLC, Its General Partner
By: Lux Capital Management, LLC, Its Sole Member

By:	/s/ Robert Paull
Name: Robert Paull
Title: Managing Director

[ Investor Signature Page to the Genocea Biosciences, Inc. Second Amended and Restated Registration Rights Agreement ]

LUX VENTURES II SIDECAR III LLC
By: Lux Venture Partners II, L.P., Its Manager
By: Lux Venture Associates II, LLC, Its General Partner
By: Lux Capital Management, LLC, Its Sole Member

By:	/s/ Robert Paull
Name: Robert Paull
Title: Managing Director

[ Investor Signature Page to the Genocea Biosciences, Inc. Second Amended and Restated Registration Rights Agreement ]

By executing this page in the space provided as of the date first written above, the undersigned hereby agree (i) that each is an “Investor” as defined in the Fourth Amended and Restated Registration Rights Agreement dated as of the date first above written, by and among Genocea Biosciences, Inc. and the parties named therein (the “Fourth A&R Registration Rights Agreement”), (ii) that each is a party to the Registration Rights Agreement for all purposes and (iii) that each is bound by all terms and conditions of the Fourth A&R Registration Rights Agreement.

THE INVESTORS:

POLARIS VENTURE PARTNERS FOUNDERS’ FUND V, L.P.
POLARIS VENTURE PARTNERS SPECIAL FOUNDERS’ FUND V, L.P.
POLARIS VENTURE PARTNERS V, L.P.
POLARIS VENTURE PARTNERS ENTREPRENEURS’ FUND V, L.P.

By:	Polaris Venture Management Co. V, L.L.C.,
as General Partner for each of the above Investors

	By:	/s/ John Gannon
Name: John Gannon
Title: Member

[ Investor Signature Page to the Genocea Biosciences, Inc. Second Amended and Restated Registration Rights Agreement ]

EXHIBIT A

INVESTORS

ALEXANDRIA EQUITIES, LLC

AURIGA VENTURES III FCPR

CVF, LLC

CYCAD GROUP, LLC

BILL & MELINDA GATES FOUNDATION

JOHNSON & JOHNSON DEVELOPMENT CORPORATION

LUX VENTURES II SIDECAR II LLC

LUX VENTURES II SIDECAR III LLC

LUX VENTURES II SIDECAR, L.P.

LUX VENTURES II, L.P.

MORNINGSIDE VENTURE (V) INVESTMENTS LIMITED

MP HEALTHCARE VENTURE MANAGEMENT, INC.

POLARIS VENTURE PARTNERS ENTREPRENEURS’ FUND V, L.P.

POLARIS VENTURE PARTNERS FOUNDERS’ FUND V, L.P.

POLARIS VENTURE PARTNERS SPECIAL FOUNDERS’ FUND V, L.P.

POLARIS VENTURE PARTNERS V, L.P.

S.R. ONE, LIMITED

SKYLINE VENTURE PARTNERS V, L.P.

DOMINIC AUCI

PETER BARTON HUTT

ADAM KALISH

ROBERT PAULL

WILLIAM SAHLMAN

BRYAN WHITE

[Exhibit A to the Genocea Biosciences, Inc. Fourth Amended and Restated Registration Rights Agreement ]